SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2007
QLT INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
887 Great Northern Way, Vancouver, B.C. Canada, V5T 4T5

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (604) 707-7000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS
     On April 25, 2007, QLT Inc. issued a press release announcing that it was informed that the Committee for Medicinal Products for Human Use (CHMP) will recommend to the European Commission that the indication of the use of Visudyne® in the treatment of occult subfoveal choroidal neovascularization (CNV) secondary to age-related macular degeneration (AMD) be deleted.
     The European Commission is expected to endorse the CHMP’s recommendation in a final decision that should be issued within approximately two months. Such a decision by the European Commission is not expected to affect the approved use of Visudyne in the predominately classic or pathologic myopia indications.
     The CHMP opinion was based on its review of data from the Visudyne in Occult (VIO) trial that, as announced in September 2005, did not achieve the significance level required of its primary end points. The VIO study was undertaken in part at the request of the CHMP to confirm the results of an earlier trial, Visudyne In Photodynamic Therapy (VIP), that demonstrated evidence of efficacy in the occult patient population. The initial marketing authorization in Europe was based on two-year results from the VIP study. Although the VIO trial did not achieve statistical significance in its primary end points, the data from the trial was not inconsistent with the positive results seen in the VIP study. However, the CHMP has recommended the deletion of the occult CNV indication on the Visudyne label based on lack of confirmation of the VIP efficacy results in the VIO study. No safety concerns were raised. The opinion is expected to be published on the EMEA web site by Friday, April 27.
     It is unclear what effect this decision will have on European Visudyne sales. The outcome will depend on the extent to which countries in the European Union change their reimbursement policies as well as market adoption following the results from combination use studies currently being undertaken.
ITEM 9.01   EXHIBITS
     c)   Exhibits
     Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:

Exhibit No.	Description

99.1	Press Release dated April 25, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC.
By:	/s/ Cameron Nelson
Cameron Nelson
Vice President, Finance and Chief Financial Officer

Date: April 25, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 25, 2007.